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                                  EXHIBIT 3.9


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                     ARTICLES OF AMENDMENT TO THE CHARTER

                                      OF

                                TENGASCO, INC.

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          Pursuant to the provisions of Section 48-20-106 of the Tennessee
Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1.        The name of the corporation is TENGASCO, INC.

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2.        The text of each amendment adopted is:

                    SEE ATTACHED


3.        The corporation is a for-profit corporation.

4. The manner (if not set forth in the amendment) for implementation of any exchange, reclassification, or cancellation of issued shares is as follows:

                    NOT APPLICABBLE

5.        The amendment was duly adopted on JUNE 19, 1998 by (the shareholders).

[NOTE: Please strike the choices which do not apply to this amendment.]
                                           ---

6. If the amendment is not to be effective when these articles are filed by the Secretary of State, the date/time it will be effective is

_________________________, 19_____________ (date) ______________________ (time).

[NOTE: The delayed effective date shall not be later then the 90th day after the date this document is filed by the Secretary of State.]

          JUNE 24, 1998                           TENGASCO, INC.
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Signature Date                                    Name of Corporation

          General Counsel                         /s/ Wesley M. Baker
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Signer's Capacity                                 Signature


                                                  WESLEY M. BAKER
                                                  ------------------------------
                                                  Name (typed or printed)
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                          AMENDMENT TO PARAGRAPH 2 OF
                            THE CORPORATE CHARTER OF
                                 TENGASCO, INC.


     2. The aggregate number of shares which the Corporation shall have authority to issue is seventy-five million (75,000,000) shares consisting of fifty million (50,000,000) shares, designated as Common Stock, at par value of $.001 per share, and twenty-five million (25,000,000) shares, designated as Preferred Stock, at a par value of $.0001 per share.

     (1) Common Stock

          (a) Dividends. The holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of tbe Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          (b) Liquidation. Subject to the rights of any other class or series of stock, the holders of shares of Common Stock shall be entitled to receive all the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, ratably, in proportion to the number of shares of Common
Stock held by them. Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

          (c) Redemption. Common Stock shall not be subject to redemption.

          (d) Voting. Subject to the rights of any other class or series of stock and the provisions of the laws of the State of Tennessee governing business corporations, voting rights shall be vested exclusively in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each share of such stock held.

     (2) Preferred Stock.

     The Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series which shall be adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a Certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Tennessee in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. All shares of any one series of Preferred Stock shall be alike in every particular. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (a) the number of shares constituting that series and the distinctive designation of that series;

     (b) whether the holders of shares of that series shall be entitled to receive dividends and, if so, the rates of such dividends, conditions under which and times such dividends may be declared or paid, any preference of any such dividends to, and the relation to, the dividends payable on any other class or classes of stock or any other series of the same class and whether dividends shall be cumulative or noncumulative and, if cumulative, from which date or dates;

     (c) whether the holders of shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

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     (d) whether shares of that series shall have conversion or exchange privileges into or for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or other class or classes of stock of the Corporation and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

     (e) whether shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or afler which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) whether shares of that series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;

     (g) the rights of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any preference of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class; and

     (h) whether shares of that series shall be subject or entitled to any other preferences, and the other relative, participating, optional or other special rights and qualifications, limitations or restrictions of shares of that series and, if so, the terms thereof.